EXHIBIT 99.1

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Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

Media Contact:	Kip Havel
(800) 422-3819
kiphavel@spherion.com

FOR IMMEDIATE RELEASE

SPHERION CORPORATION NAMES ROY G. KRAUSE
CHIEF EXECUTIVE OFFICER AND DIRECTOR

     FORT LAUDERDALE, Fla., October 7, 2004 — Spherion Corporation (NYSE: SFN) today announced that Roy G. Krause has been named chief executive officer and elected to the board of directors. He will also continue to serve as president of the Company.

     Steven S. Elbaum, chairman, commented, “As president of Spherion since July 2003 and since he joined the Company in 1995 as chief financial officer, Roy has demonstrated the leadership, experience and execution strengths that strongly support his appointment as chief executive officer. We expect that Spherion’s restructuring actions of the past 18 months, successful implementation of a new enterprise wide system, clear strategic focus and operational execution will result in Spherion becoming a growing leader in the North American staffing and recruiting market and building long-term value for shareholders, customers and employees.”

     Spherion President and Chief Executive Officer Roy Krause said, “I am proud to serve as CEO and look forward to capitalizing on the opportunities that lie ahead for Spherion. We have made significant progress to focus the Company on the North American staffing and recruiting market and achieved solid revenue growth in the first half of 2004. I am pleased with our accomplishments and want to thank the management team and employees of Spherion for their focus on client service and continued progress on operational improvements during this period of leadership transition.”

     Krause, 58, was appointed president and chief operating officer of Spherion Corporation in July 2003, after serving as executive vice president and chief financial officer since 1995. Prior to joining Spherion, he served as executive vice president and chief financial officer for HomeBanc Mortgage Corporation and HomeBanc Federal Savings for 15 years. Krause received a Bachelor of Science degree from The Ohio State University and a master’s of business administration from Georgia State University.

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About Spherion

     Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Changing market conditions — our business is dependent upon the availability of qualified personnel; Corporate strategy — we may not achieve the intended effect of our business strategy; Technology investments – our investment in technology initiatives may not yield their intended results; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Debt Compliance- Failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Litigation — we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — government regulation may increase our costs; business risks associated with international operations could make those operations more costly; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; certain contracts contain termination provisions and pricing risks; the disposition of our discontinued operations may create future liabilities related to contract indemnifications; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.